Exhibit 5.1

Karen E. Deschaine

+1 858 550 6088

kdeschaine@cooley.com

March 18, 2022

Palisade Bio, Inc.

5800 Armada Drive, Suite 210

Carlsbad, CA 92008

Ladies and Gentlemen:

We have acted as counsel to Palisade Bio, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended, including a related prospectus (the “Prospectus”), covering the registration for resale of 2,250,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable upon the exercise of an outstanding warrant (the “Warrant”) held by the selling stockholder identified in the Prospectus (the “Warrant Shares”).

In connection with this opinion, we have examined and relied upon (i) the Registration Statement and the Prospectus, (ii) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect, (iii) the Warrant, and (iv) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due execution and delivery of documents by all persons other than the Company where execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether any particular laws other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Warrant Shares, when issued and sold against payment therefor in accordance with the terms of the Warrant, will be validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely, Cooley LLP

By:	/s/ Karen E. Deschaine
Karen E. Deschaine

Cooley LLP    4401 Eastgate Mall    San Diego, CA    92121

t: (858) 550-6000    f: (858) 550-6420    cooley.com